Exhibit 99.2

Post Holdings, Inc.

PRICING TERM SHEET

Concurrent Offerings of

5,500,000 Shares of Common Stock
(the “Common Stock Offering”)

and

2,500,000 5.25% Tangible Equity Units
(the “Tangible Equity Units”)
This pricing term sheet relates only to the Common Stock Offering and the Tangible Equity Units Offering and should be read together with (i) the preliminary prospectus supplement dated May 19, 2014 relating to the Common Stock Offering (the “Common Stock Preliminary Prospectus Supplement”), the accompanying prospectus dated May 19, 2014 and the documents incorporated and deemed to be incorporated by reference therein (in the case of investors purchasing in the Common Stock Offering) and (ii) the preliminary prospectus supplement dated May 19, 2014 relating to the Tangible Equity Units Offering (the “Tangible Equity Units Preliminary Prospectus Supplement”), the accompanying prospectus dated May 19, 2014 and the documents incorporated and deemed to be incorporated by reference therein (in the case of investors purchasing in the Tangible Equity Units Offering). None of the Common Stock Offering or the Tangible Equity Units Offering are contingent on the completion of the other. Any capitalized terms used in this pricing term sheet that are not defined herein have the respective meanings given to such terms in the Common Stock Preliminary Prospectus Supplement or the Tangible Equity Units Preliminary Prospectus Supplement, as applicable. Unless the context otherwise requires, references to “Post” or the “Issuer,” “we,” “us” and “our” in this pricing term sheet mean Post Holdings, Inc. and not its subsidiaries. The following information supplements and updates the information contained in Common Stock Preliminary Prospectus Supplement and the Tangible Equity Units Preliminary Prospectus Supplement, as applicable, and, to the extent conflicting, supercedes such information.
Increase in Size of Offerings
The size of the Common Stock Offering has been increased from 4,500,000 shares to 5,500,000 shares and the size of the Tangible Equity Units Offering has been increased from 2,000,000 units to 2,500,000 units. As a result, all amounts and calculations in the Common Stock Prospectus Supplement and the Tangible Equity Units Prospectus Supplement relating to or derived from the number of shares or units, as applicable, to be issued in each offering (including the proceeds thereof) are hereby updated accordingly. The use of proceeds of the offerings has been revised to reflect the increased offering sizes. See “Use of Proceeds” below.

Issuer:	Post Holdings, Inc.
Trade Date:	May 22, 2014
Pricing Date:	May 21, 2014
Expected Settlement Date:	May 28, 2014
Ticker / Exchange for Common Stock:	POST / New York Stock Exchange (the “NYSE”)
NYSE Last Reported Sale Price on May 21, 2014:	$47.70 per Share
Use of Proceeds:
The Issuer intends to use the net proceeds from the Common Stock Offering and the Tangible Equity Offering, together with cash on hand and approximately $625 million of new term loan borrowings and the net proceeds of the concurrent offering of debt securities, to fund the acquisition of Michael Foods and to pay related costs, fees and expenses. Neither the Common Stock Offering nor the Tangible Equity Offering is contingent on completion of the acquisition of Michael Foods. If the Michael Foods acquisition is not completed, the Issuer intends to use the net proceeds from the Common Stock Offering and the Tangible Equity Offering for general corporate purposes, which could include, among other things, financing the previously announced PowerBar and Musashi acquisition and financing additional acquisition opportunities, working capital and capital expenditures.

Joint Book-Running Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Wells Fargo Securities, LLC Goldman, Sachs & Co. BMO Capital Markets Corp. Nomura Securities International, Inc.
Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated SunTrust Robinson Humphrey, Inc. Rabo Securities USA, Inc. PNC Capital Markets LLC Stifel, Nicolaus & Company, Incorporated

Common Stock Offering
Title of Securities:	Common stock, $0.01 par value per share (the “Shares”) of the Issuer
Shares Offered:	5,500,000
Underwriters’ Option to Purchase Additional Common Stock:	825,000
Public Offering Price:	$47.70 per Share
CUSIP / ISIN:	737446 104 / US7374461041

Tangible Equity Unit Offering
Title of Securities:	5.25% Tangible Equity Units ("Units")
Stated Amount:	Each Unit has a stated amount of $100.00
Number of Units Offered:	2,500,000 (plus up to 375,000 additional Units at the option of the underwriters
Composition of Units:
Each Unit is comprised of a prepaid stock purchase contract (each, a “Purchase Contract”) and a senior amortizing note due June 1, 2017 issued by the Issuer (each, an “Amortizing Note”), which has an initial principal amount of $14.5219 per Amortizing Note, bears interest at a rate of 5.25% per annum and has a scheduled final installment payment date of June 1, 2017.

Initial Principal Amount of Amortizing Notes:	Initially, $14.5219 per Amortizing Note and, in the aggregate, approximately, $36,304,750 (or $41,750,463 if the underwriters exercise their option to purchase additional Units in full).
Closing Price of the Issuer's common stock on the NYSE on May 21, 2014:	$47.40 per share
Reference Price:	$47.40 per share of the Issuer's common stock, subject to adjustment. The initial Reference Price is equal to the Closing Price of hte Issuer's common stock on the NYSE on May 21, 2014.
Threshold Appreciation Price:	$58.4325 per share of the Issuer’s common stock, subject to adjustment. The initial Threshold Appreciation Price represents an appreciation of approximately 22.5% above the initial Reference Price.
Minimum Settlement Rate:	1.7114 shares of the Issuer’s common stock, subject to adjustment, which is approximately equal to the $100.00 Stated Amount divided by the initial Threshold Appreciation Price.
Maximum Settlement Rate:	2.0964 shares of the Issuer’s common stock, subject to adjustment, which is approximately equal to the $100.00 Stated Amount divided by the initial Reference Price.
Installment Payment Dates:	Each March 1, June 1, September 1, and December 1, commencing on September 1, 2014 and with a final installment payment date of June 1, 2017.
Payments on the Amortizing Notes:
The Amortizing Notes will pay holders equal quarterly installments of $1.3125 (or, in the case of the installment payment due on September 1, 2014, $1.35625) per Amortizing Note, which in the aggregate will be equivalent to a 5.25% cash payment per year with respect to each $100.00 Stated Amount of each Unit. Each installment will constitute a payment of interest (at a rate of 5.25% per annum), and a partial repayment of principal, on the Amortizing Note, allocated as set forth on the following amortization Schedule:

Scheduled Installment Payment Date	Amount of Principal	Amount of Interest
September 1, 2014	$1.1593	$0.1970
December 1, 2014	$1.1371	$0.1754
March 1, 2015	$1.1520	$0.1605
June 1, 2015	$1.1672	$0.1453
September 1, 2015	$1.1825	$0.1300
December 1, 2015	$1.1980	$0.1145
March 1, 2016	$1.2137	$0.0988
June 1, 2016	$1.2297	$0.0828
September 1, 2016	$1.2458	$0.0667
December 1, 2016	$1.2621	$0.0504
March 1, 2017	$1.2787	$0.0338
June 1, 2017	$1.2958	$0.0167

Public Offering Price:	$100.00 per Unit; $250 million total (or $287.50 million if the underwriters exercise their option to purchase additional Units in full)
Underwriting Discount:	$3 per Unit; $7.5 million total (or $8.625 million if the underwriters exercise their option to purchase additional Units in full)
Total proceeds to Issuer, after deducting underwriting discounts and estimated expenses:	$242 million (or $278.375 million if the underwriters exercise their option to purchase additional Units in full)
No Listing:
The Issuer does not intend to apply for a listing of the Units, the Purchase Contracts or the Amortizing Notes on any securities exchange or automated inter-dealer quotation system. Prior to this offering, there has been no public market for the Units.

Pricing Date:	May 21, 2014
Trade Date:	May 22, 2014
Settlement Date:	May 28, 2014
CUSIP for the Units:	737446 609
ISIN for the Units:	US7374466099
CUSIP for the Purchase Contracts:	737446 112
ISIN for the Purchase Contracts:	US7374461124
CUSIP for the Amortizing Notes:	737446 708
ISIN for the Amortizing Notes:	US7374467089
Fair Market Value of Units:	The Issuer has determined that the fair market value of each Amortizing Note is $14.5219 and the fair market value of each Purchase Contract is $85.4781.
Distribution:	SEC Registered
Early Mandatory Settlement at the Issuer’s election:
The Issuer may elect to settle all outstanding Purchase Contracts early at the early mandatory settlement rate which shall be the Maximum Settlement Rate in effect on the early mandatory settlement notice Date.

Early Settlement Upon a Fundamental Change:
The following table sets forth the fundamental change early settlement rate, subject to adjustment, per Purchase Contract for each stock price, subject to adjustment, and effective date set forth below:

Effective Date	Stock Price
	$10.00	$20.00	$30.00	$40.00	$47.70	$50.00	$55.00	$58.43	$60.00	$70.00	$90.00
May 28, 2014	2.0520	2.0264	1.9505	1.8612	1.8037	1.7894	1.7627	1.7476	1.7415	1.7125	1.7114
September 1, 2014	2.0561	2.0354	1.9636	1.8722	1.8120	1.7968	1.7686	1.7527	1.7463	1.7159	1.7114
December 1, 2014	2.0598	2.0436	1.9763	1.8834	1.8203	1.8043	1.7743	1.7575	1.7508	1.7189	1.7114
March 1, 2015	2.0635	2.0513	1.9896	1.8956	1.8290	1.8120	1.7802	1.7623	1.7551	1.7214	1.7114
June 1, 2015	2.0672	2.0587	2.0036	1.9090	1.8385	1.8204	1.7862	1.7670	1.7594	1.7240	1.7114
September 1, 2015	2.0709	2.0654	2.0182	1.9235	1.8489	1.8292	1.7924	1.7717	1.7635	1.7261	1.7114
December 1, 2015	2.0745	2.0715	2.0330	1.9400	1.8602	1.8390	1.7988	1.7763	1.7674	1.7275	1.7114
March 1, 2016	2.0781	2.0768	2.0480	1.9584	1.8732	1.8497	1.8054	1.7806	1.7709	1.7283	1.7114
June 1, 2016	2.0818	2.0814	2.0630	1.9803	1.8886	1.8624	1.8123	1.7846	1.7737	1.7280	1.7114
September 1, 2016	2.0855	2.0854	2.0764	2.0065	1.9078	1.8776	1.8196	1.7875	1.7752	1.7261	1.7114
December 1, 2016	2.0891	2.0891	2.0867	2.0376	1.9332	1.8975	1.8264	1.7878	1.7735	1.7216	1.7114
March 1, 2017	2.0927	2.0927	2.0927	2.0734	1.9726	1.9272	1.8311	1.7804	1.7629	1.7142	1.7114
June 1, 2017	2.0964	2.0964	2.0964	2.0964	2.0964	2.0000	1.8182	1.7114	1.7114	1.7114	1.7114

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•
if the applicable stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by straight-line interpolation between the fundamental change early settlement rates set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365-day year;

•	if the applicable stock price is in excess of $90.00 per share (subject to adjustment), then the fundamental change early settlement rate will be the minimum settlement rate; or

•
if the applicable stock price is less than $10.00 per share (subject to adjustment), the “minimum stock price,” the fundamental change early settlement rate will be determined as if the stock price equaled the minimum stock price, and using straight line interpolation, as described in the first bullet of this paragraph, if the effective date is between two dates in the table.

The maximum number of shares of the Issuer’s common stock deliverable under a Purchase Contract is 2.0964 , subject to adjustment.

Repurchase of Amortizing Notes at the Option of the Holder:
If the Issuer elects to settle the Purchase Contracts early, holders of Amortizing Notes (whether as components of Units or separate Amortizing Notes) will have the right to require the Issuer to repurchase their Amortizing Notes for cash at a repurchase price per Amortizing Note equal to the principal amount of such Amortizing Note as of the repurchase date, plus accrued and unpaid interest on such principal amount from, and including, the immediately preceding Installment Payment Date to, but not including, the repurchase date, calculated at an annual rate of 5.25%.

Delivery of Common Stock:
Subject to the assumptions and provisions described in the Preliminary Prospectus Supplement, the following table illustrates that a holder of a Unit or a separate Purchase Contract, as applicable, will receive upon mandatory settlement the following numbers of shares of the Issuer’s common stock at the following assumed constant daily VWAPs:

Assumed Constant Daily VWAP	Number of Shares of Common Stock
$40.00	2.0964
$42.50	2.0964
$45.00	2.0964
$47.50	2.0964
$47.70	2.0964
$50.00	2.0000
$52.50	1.9048
$55.00	1.8182
$57.50	1.7391
$58.43	1.7114
$60.00	1.7114
$62.50	1.7114

As a result, if, for the applicable observation period, the daily VWAP remains constant and is greater than or equal to the Threshold Appreciation Price, the holder would receive only approximately 81.64% of the appreciation in market value of the Issuer’s common stock that the holder would have received had it purchased $100.00 worth of shares of the Issuer’s common stock at the Reference Price instead of a Unit.
If, for the applicable observation period, the daily VWAP remains constant and is less than the Threshold Appreciation Price but greater than the Reference Price, the Purchase Contracts will settle at the money, and the holder would not receive the benefit of any appreciation in the market value of Issuer’s common stock.
If, for the applicable observation period, the daily VWAP remains constant and is less than or equal to the Reference Price, the holder would realize a loss on the decline in market value of Issuer’s common stock below the Reference Price.
Updates to Disclosure
The following Sections of the Tangible Equity Units Preliminary Prospectus Supplement and Common Stock Preliminary Prospectus Supplement, as applicable, are updated as follows:
1.    Recent Developments-PowerBar Acquisition
We expect to fund the acquisition of the PowerBar and Musashi brands with cash on hand or a portion of the net proceeds from approximately $260 million of new term loan borrowings under our senior secured credit facilities, which will be incurred concurrent with (and as part of the same tranche of loans as) the approximately $625 million of term loans we expect to incur to fund our acquisition of Michael Foods. In total, the Company would have approximately $885 million of term loan borrowings upon completion of the Michael Foods acquisition.
2.    Recent Developments-Financing Transactions (and other references to the financing transactions):
Descriptions of the financing transactions will be revised to reflect the increased offering size, and that the Company currently expects to incur approximately $885 million of new term loan borrowings upon consummation of the Michael Foods acquisition, of which approximately $625 million would be used to finance the Michael Foods acquisition, and the remaining approximately $260 million would be used for general corporate purposes, which could include, among other things, financing the previously announced PowerBar and Musashi acquisition and financing additional future acquisition opportunities, working capital and capital expenditures.
3.    Risk Factor appearing on Page S-40 of the Tangible Equity Units Preliminary Prospectus Supplement:

We may not be able to settle your purchase contracts and deliver shares of our common stock, or make payments on the amortizing notes, in the event that we file for bankruptcy.
Upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to us, the mandatory settlement date for each purchase contact, whether held separately or as part of a Unit, will automatically accelerate. If we file for bankruptcy protection prior to settlement of the purchase contracts, we may be unable to deliver our common stock to you and the purchase contract agreement will (i) provide that, in such circumstances, your claim will be subordinated to the prior payment in full of all other claims against us, whether secured or unsecured and whether incurred, assumed or guaranteed after the initial issuance date of the Units and (ii) include an acknowledgement by you that the purchase contracts are not intended to provide you with rights that are senior to the interests of holders of our common stock in any U.S. bankruptcy proceeding concerning us; in addition, in any bankruptcy proceeding concerning us, under section 510(b) of the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”) such claim will be subordinated to rank equally with the interests of holders of our common stock, in which case you will only be able to recover damages to the extent holders of our common stock receive any recovery. Indeed, to the extent that the purchase contracts are “executory contracts” as defined in the Bankruptcy Code, under the Bankruptcy Code we would be prohibited from assuming the purchase contracts and delivering our common stock to you. See “Description of the Purchase Contracts-Consequences of Bankruptcy.”
In addition, bankruptcy law generally prohibits the payment of pre-bankruptcy debt by a company that has commenced a bankruptcy case while the case is pending. If we become a debtor in a bankruptcy case, so long as the case was pending you would likely not receive payments of principal or interest due under the amortizing note component of the Units.

4.    Description of Purchase Contracts - Consequences of Bankruptcy, appearing on page S-97 of the Tangible Equity Units Preliminary Prospectus Supplement:

Upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to Post, the mandatory settlement date for each purchase contract, whether held separately or as part of a Unit, will automatically accelerate. Upon acceleration, holders will be entitled to receive a number of shares of our common stock per purchase contract equal to the maximum settlement rate in effect immediately prior to such acceleration (regardless of the market value of our common stock at that time). If we file for bankruptcy court protection prior to the settlement of the purchase contracts, however, we may be unable to deliver our common stock in settlement of the accelerated purchase contracts after such filing. Instead, a holder would have a damage claim against us for the value of our common stock that we would have otherwise been required to deliver upon settlement of the purchase contracts, but the purchase contract agreement will (i) provide that such claim will be subordinated to the prior payment in full of all other claims against us, whether secured or unsecured and whether incurred, assumed or guaranteed after the initial issuance date of the Units and (ii) include an acknowledgement by the holders that the purchase contracts are not intended to provide the holders with rights that are senior to the interests of holders of our common stock in any U.S. bankruptcy proceeding concerning us; in addition, in any bankruptcy proceeding concerning us, under section 510(b) of the Bankruptcy Code such claim will be subordinated to rank equally with the interests of holders of our common stock, in which case you will only be able to recover damages to the extent holders of our common stock receive any recovery.
__________
The issuer has filed a prospectus supplement and a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, prospectuses may be obtained from: Barclays Capital Inc., Attn: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone: 888-603- 5847 or by email: barclaysprospectus@broadridge.com; Credit Suisse Securities (USA) LLC, Attention: Credit Suisse Prospectus Department, One Madison Avenue, New York, NY 10010, by telephone: 800-221-1037, or by email at newyork.prospectus@credit-suisse.com; Wells Fargo

Securities, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York, 10152, by telephone: 800-326-5897, or by email: cmclientsupport@wellsfargo.com; Goldman, Sachs & Co., by mail, Attn: Prospectus Department, 200 West Street, New York, NY 10282, by facsimile: 212-902-9316, by email: prospectus-ny@ny.email.gs.com; or by telephone: 866-471-2526; BMO Capital Markets Corp., Attention: Syndicate Department, 3 Times Square, 27th Floor, New York, New York 10036, or by email at bmoprospectus@bmo.com, or by telephone 800-414-3627; or Nomura Securities International, Inc., Attention: Equity Syndicate, Worldwide Plaza, 309 West 49th Street, 5th floor, New York, NY 10019- 7316 or by telephone 212-667-9562.
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